Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter		Years ended December 31,
	2014	2013	2014	2013
	(in millions, except per share amounts)

Railway operating revenues
Coal	$543	$641	$2,382	$2,543
General merchandise	1,678	1,622	6,680	6,318
Intermodal	649	618	2,562	2,384
Total railway operating revenues	2,870	2,881	11,624	11,245

Railway operating expenses
Compensation and benefits	714	761	2,897	3,002
Purchased services and rents	452	406	1,687	1,629
Fuel	347	403	1,574	1,613
Depreciation	240	233	951	916
Materials and other	226	197	940	828
Total railway operating expenses	1,979	2,000	8,049	7,988

Income from railway operations	891	881	3,575	3,257

Other income – net (note 1)	28	39	104	233
Interest expense on debt	129	137	545	525

Income before income taxes	790	783	3,134	2,965

Provision for income taxes
Current	6	223	840	793
Deferred	273	47	294	262
Total income taxes	279	270	1,134	1,055

Net income	$511	$513	$2,000	$1,910

Earnings per share (note 1)
Basic	$1.65	$1.66	$6.44	$6.10
Diluted	1.64	1.64	6.39	6.04

Weighted average shares outstanding (note 2)
Basic	309.0	308.7	309.4	311.9
Diluted	312.0	312.3	312.5	315.5

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Fourth Quarter		Years ended December 31,
	2014	2013	2014	2013
	($ in millions)

Net income	$511	$513	$2,000	$1,910
Other comprehensive income (loss), before tax:
Pension and other postretirement benefits	(329)	1,012	(15)	1,122
Other comprehensive income (loss) of equity investees	(18)	40	(8)	42
Other comprehensive income (loss), before tax	(347)	1,052	(23)	1,164
Income tax benefit (expense) related to items of other
comprehensive income (loss)	127	(393)	6	(436)
Other comprehensive income (loss), net of tax	(220)	659	(17)	728

Total comprehensive income	$291	$1,172	$1,983	$2,638

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2014	2013
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$973	$1,443
Short-term investments	-	118
Accounts receivable - net	1,055	1,024
Materials and supplies	236	223
Deferred income taxes	167	180
Other current assets	347	87
Total current assets	2,778	3,075

Investments	2,679	2,439
Properties less accumulated depreciation of $10,814 and
$10,387, respectively	27,694	26,645
Other assets	90	324

Total assets	$33,241	$32,483

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,233	$1,265
Short-term debt	100	100
Income and other taxes	217	225
Other current liabilities	228	270
Current maturities of long-term debt	2	445
Total current liabilities	1,780	2,305

Long-term debt	8,924	8,903
Other liabilities	1,312	1,444
Deferred income taxes	8,817	8,542
Total liabilities	20,833	21,194

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 308,240,130 and 308,878,402 shares,
respectively, net of treasury shares	310	310
Additional paid-in capital	2,148	2,021
Accumulated other comprehensive loss	(398)	(381)
Retained income	10,348	9,339

Total stockholders’ equity	12,408	11,289

Total liabilities and stockholders’ equity	$33,241	$32,483
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years ended December 31,
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$2,000	$1,910
Reconciliation of net income to net cash provided by operating activities:
Depreciation	956	922
Deferred income taxes	294	262
Gains and losses on properties and investments (note 1)	(13)	(104)
Changes in assets and liabilities affecting operations:
Accounts receivable	(31)	85
Materials and supplies	(13)	(7)
Other current assets	(260)	(5)
Current liabilities other than debt	53	5
Other – net	(134)	10
Net cash provided by operating activities	2,852	3,078

Cash flows from investing activities
Property additions	(2,118)	(1,971)
Property sales and other transactions	114	144
Investments, including short-term	(104)	(130)
Investment sales and other transactions	106	63
Net cash used in investing activities	(2,002)	(1,894)

Cash flows from financing activities
Dividends	(687)	(637)
Common stock issued – net	130	131
Purchase and retirement of common stock (note 2)	(318)	(627)
Proceeds from borrowings – net	200	989
Debt repayments	(645)	(250)
Net cash used in financing activities	(1,320)	(394)

Net increase (decrease) in cash and cash equivalents	(470)	790

Cash and cash equivalents
At beginning of year	1,443	653

At end of year	$973	$1,443

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$522	$492
Income taxes (net of refunds)	1,102	735
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.	Other Income – Net
In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by $60 million or $0.19 per share.

2.	Stock Repurchase Program
We repurchased 3.1 million shares of common stock in 2014, totaling $318 million, and 8.3 million shares at a cost of $627 million for 2013. We have remaining authorization from our Board of Directors to repurchase up to 35.2 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 139.8 million shares at a total cost of $8.4 billion.